Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
MATRIXX INITIATIVES, INC.
at
$8.00 NET PER SHARE
Pursuant to the Offer to Purchase dated December 22, 2010
by
WONDER HOLDINGS, INC.,
a wholly-owned subsidiary of
WONDER HOLDINGS ACQUISITION CORP.
an affiliate of
H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON JANUARY 24, 2011, UNLESS THE OFFER IS EXTENDED.

December 22, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Wonder Holdings, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Wonder Holdings Acquisition Corp., a Delaware corporation, to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share, of Matrixx Initiatives, Inc., a Delaware corporation (“Matrixx”), including the associated rights issued pursuant to the Rights Agreement, dated as of July 22, 2002, between Matrixx and Corporate Stock Transfer, Inc. (the shares of the common stock of Matrixx, together with the associated rights, being referred to collectively as the “Shares”), at a purchase price of $8.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A letter to stockholders of Matrixx from the Chief Executive Officer of Matrixx, accompanied by Matrixx’s Solicitation/Recommendation Statement on Schedule 14D-9 and Matrixx’s Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder; and

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 PM, New York City time, on January 24, 2011, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D. F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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